Exhibit 99.1

Bionik Laboratories Provides Corporate Update and Business Outlook

•	Robotics upper and lower body development and commercial product line focused on stroke rehabilitation and mobility solutions
•	Development and commercialization strategy designed to provide robotic rehabilitation product solutions from hospital to home; representing $11 billion addressable market
•	Product launch of next generation upper body commercial product line planned in Q2 2017 expected to drive revenue growth
•	Compelling clinical data expected to significantly differentiate product portfolio and support marketing and reimbursement
•	Robust business development strategy to identify strategic partners to expand into key markets

TORONTO and BOSTON – October 27, 2016 – Bionik Laboratories Corp. (OTCQX: BNKL) (“Bionik” or the “Company”), a global pioneering robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological disorders, today provided a corporate overview and business outlook including the Company’s development and commercial strategy. The Company also summarized anticipated events and key near-term corporate, development, clinical and regulatory milestones.

Peter Bloch, Chief Executive Officer and Chairman of the Board, stated, “2016 has been a transformative year for Bionik with the significant expansion of our product portfolio with the acquisition of Interactive Motion Technologies (IMT) in April. Our product portfolio now includes both lower and upper body robotic rehabilitation products, including three FDA-cleared commercial products and four development-stage products. Following the completion of this transaction, the Bionik team conducted an in-depth strategic review including a comprehensive market analysis, product pipeline development prioritization, business development and growth focus, and marketing and commercial planning. It is clear that opportunities to unlock tremendous value for Bionik lie ahead with our focus on addressing the stroke market, a large, well-established and growing opportunity, and this clear and deliberate strategic pivot underscores our vision of becoming a leading robotic medical technology Company offering complete rehabilitation and mobility solutions for the neurologically impaired from hospital to home.”

In the United States, stroke is the third leading cause of death and the leading cause of serious, long-term disability. Stroke costs are estimated at $34 billion each year, including services, medications and missed workdays. Approximately 795,000 people suffer a stroke each year of which 650,000 people survive. The Company believes that over 400,000 of those survivors are sufficiently impaired to benefit from interactive robotic therapy. There are over 6.5 million stroke survivors in the U.S. alone, and in Europe, the numbers are roughly 20-25% larger than in the U.S. and in China approximately 3 times larger, across similar measures and with the same trending.

“The number of people worldwide affected by stroke has been growing rapidly, especially in younger age groups and in low-to-middle-income countries. It is estimated that the number of stroke patients are expected to double by 2030 and double again by 2050. These numbers are absolutely staggering, but importantly, obviate the need for innovative solutions for rehabilitation and recovery for stroke patients worldwide to address the shortcomings of traditional treatment in addition to the socioeconomic impact that exists globally. We plan to offer complete product solutions that treat the patients through the continuum of care to ensure that every patient achieves their mobility goals,” added Mr. Bloch.

Bionik provided an overview of its three U.S. Food and Drug Administration (FDA) cleared commercial products and its four development stage programs expected to be advanced towards commercialization.

Upper Extremity Commercial-Stage Rehabilitation Robots

InMotion ARM™ Interactive Therapy System

The InMotion ARM robot is designed to rehabilitate stroke patients with upper body neurological limitations. The product is evidence based, intelligent, interactive technology capable of continuously adapting to and challenging the patient’s ability. This allows the clinician to efficiently deliver personalized intensive sensorimotor therapy to neurologic patients. The InMotion ARM is the most thoroughly researched robotic device for upper extremity neurorehabilitation.

InMotion WRIST™ Interactive Therapy System

The InMotion WRIST robot is capable of lifting even a severely neurologically impaired patient’s hand against gravity, overcoming most forms of hypertonicity. The InMotion WRIST robot accommodates the range of motion of a normal wrist in everyday tasks and can be used by clinicians as a stand-alone treatment option or in addition to the InMotion ARM to offer progressive modular robotic neurorehabilitation.

InMotion HAND™ Interactive Therapy System

The InMotion HAND robot is an add-on option to the InMotion ARM. The InMotion HAND is capable of continuously adapting to the needs of each patient — delivering customizable therapy. This module provides assist-as-needed™ grasp and release training with flexible positioning. It may be used in neutral (vertical) or pronation mode for patients with limited range due to developmental or tone impairments. The InMotion HAND can be used to train grasp and release separately or in combination with the reaching movements of the InMotion ARM.

Upper Extremity Development-Stage Rehabilitation Robots

InMotion ARM/WRIST/HAND Version 2 (AWH V2)

The InMotion AWH V2 is a current priority development project geared towards advancing the existing InMotion products to improve the user experience and product design. No additional regulatory or clinical data is required, and Bionik plans to launch this next generation product line in the second quarter of 2017.

InMotion LIGHT

InMotion Light is an upper extremity product that allows the patient to extend their therapy for as long as needed while rehabilitating at home and is being developed on the same design platform as the InMotion clinical products. The InMotion Light is currently in development and the Company expects to release it commercially in 2018.

“Stroke is a lifelong condition and nearly 70% of stroke patients requiring therapy are still impaired enough to justify ongoing treatment beyond the initial phase of recovery and we believe, would benefit significantly from home robotic therapy. This underserved patient population, combined with the millions of people living with chronic neurological impairment, is our justification for developing the InMotion Light product and why we believe the market opportunity is so large,” commented Hermano I. Krebs, Ph.D., M.S., the Company’s Chief Science Officer.

Lower Body Development-Stage Product Pipeline

ARKE Lower Body Exoskeleton

The ARKE lower body exoskeleton is designed to allow paraplegics and other wheelchair bound individuals to walk and rehabilitate. ARKE has sensors throughout the device, which sense body movement and trigger motion and is fully customizable to fit most patients with different heights and weights. It includes a tablet interface which allows the therapist to easily adjust all parameters of rehabilitation.

Validation testing is expected to continue through 2016. The Company then anticipates the completion of clinical testing of ARKE 2.1 in the first quarter of 2017 and the completion of clinical testing of ARKE 2.5 in the first quarter of 2018.

InMotion AnkleBot™

The InMotion AnkleBot is an exoskeletal robotic ankle system using the same design principles in upper extremity rehabilitation. The InMotion AnkleBot is based on design developed at the Newman Laboratory for Biomechanics and Human Rehabilitation at MIT and is currently available in multiple clinics for research in the US. The Company expects to file for FDA clearance in the third quarter of 2017 with planned market introduction in the first quarter of 2018.

In addition, Bionik has a new product candidate for gait assistance for rehabilitation based on a design being developed by Dr. Krebs. The Company expects to further advance the development of this product in 2017.

InMotion Products are Evidenced Based and Clinically Proven

There has been an extensive pool of research conducted that demonstrates the clinical efficacy of the InMotion products in independent, randomized, controlled studies. Over 200 papers have been published and presented at prestigious scientific congresses and in peer-reviewed journals. There have been more than 1,000 patients studied in clinical trials with outcomes demonstrating clinical and economically significant results compared to conventional therapy. The Company’s clinical studies meet the highest standard of scientific rigor.

In addition to improved health outcomes, a randomized clinical trial demonstrated a 25% reduction in total health care expenses over a 36-week period, as compared to a matching intensity therapist delivered intervention. The 2010 and 2016 American Heart Association (AHA) guidelines for stroke care, as well as the 2010 Department of Veterans Affairs post-stroke rehabilitation guidelines recommended robot assisted therapy for upper extremity motor rehabilitation.

The Company previously announced its ongoing Robot Assisted Training for the Upper Limb after Stroke (RATULS) study being led by Newcastle University under the auspices of the National Institute for Health Research (NIHR) HTA Programme. This landmark study is the largest ever conducted with robotics rehabilitation. This three-arm randomized clinical trial enrolling 720 subjects across four study centers in the United Kingdom is designed to determine whether robot assisted training improves upper limb function post stroke using InMotion therapy products compared to enhanced upper limb therapy or conventional therapy. The investigating team expects to complete the study in 2018 and publish the results in 2019.

The Company believes the outcome of this study is expected to significantly impact reimbursement for Bionik products as well as international market expansion.

Timothy A. McCarthy, Chief Commercialization Officer of Bionik commented, “The commercial plan that we have put in place emphasizes Bionik’s competitive advantage, which includes clinical evidence supporting improved outcomes and reduced overall cost with robotic treatment when compared to conventional treatment. The Company’s commercial plan is a potentially game-changing strategy to take control of the channel, by delivering clinically and economically proven robotic solutions throughout the continuum of care for the neurologically impaired, which we believe will build enormous value to shareholders.”

Growth Strategy Focused on Further Pipeline Expansion

Bionik’s growth strategy is designed to leverage its current product portfolio and internal development programs. Its newly formed commercialization team is expected to build out a robust sales and distribution channel. This includes leveraging sales models for the product pipeline with revenue sharing, leasing and rental strategies.

Bionik’s management team expects to further leverage its in-depth research and development relationships including those with professors at MIT to identify additional synergistic robotic technologies. Over time, the Company expects to expand its product pipeline through strategic partnering and acquisitions.

“Due to the huge market opportunity that exists, we plan to launch financing model options for customers requiring flexibility, while we establish strategic partnerships with companies who can support our efforts to build a comprehensive distribution network to access key markets globally. Given our position in the market as the only evidence based solution and our robust product portfolio, we believe that with the right partners and people, we have the right plan in place that will propel Bionik forward in a meaningful way, ultimately enabling us to achieve our stated goal of becoming the leading robotic medical technology company by offering complete rehabilitation solutions from hospital to home for the neurologically impaired,” added Mr. McCarthy.

“We fully intend to build upon the groundwork and momentum we have created this year and will continue to focus on operational excellence as we drive the development and commercialization of our product portfolio forward. This is just the beginning for Bionik with the many growth and value driving opportunities that exist for the Company in the near and long term. I believe we have firmly positioned Bionik to become a leader in this transformative shift from conventional to robotic treatment for neuro rehabilitation and most importantly, significantly impact the lives of millions of individuals recovering from those impairments, most notably stroke, and ultimately unlocking significant value for our shareholders,” Mr. Bloch concluded.

About Bionik Laboratories

Bionik Laboratories (OTCQX:BNKL), is a global, pioneering robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological disorders. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and paraplegic patients, including three products on the market and four products in varying stages of development. The InMotion Systems - the InMotion ARM™, InMotionWrist™, InMotion Hand™ and InMotion AnkleBot™, are designed to provide intelligent, patient-adaptive therapy in a manner that has been clinically verified to maximize neuro-recovery. Bionik is also developing a lower-body exoskeleton, ARKE™, designed to allow paraplegics as well as other wheelchair users the ability to rehabilitate through walking. ARKE is expected to be designed to continually adapt to a patient’s ability and provide real time feedback to the physiotherapist.

For more information, please visit www.bioniklabs.com and connect with us on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons and other rehabilitation products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company’s future financial performance, (iv) the successful integration of IMT with Bionik, (v) the successful integration of the Company’s new commercialization team and (vi) the assumptions underlying or relating to any statement described in points (i), (ii), (iii), (iv) or (v) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company’s raw materials, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. The Company does not undertake to update these forward-looking statements.

Bionik Laboratories, Inc. Investor and Media Contact:
Jenene Thomas
Jenene Thomas Communications, LLC
(908) 996-0239

jenene@jenenethomascommunications.com

SOURCE: Bionik Laboratories Corp.

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